As filed with the Securities and Exchange Commission on July 21, 2025

Registration No. __________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8 Registration Statement

Under the Securities Act of 1933

GCI Liberty, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	12300 Liberty Boulevard Englewood, Colorado 80112 (Address of Principal Executive Offices) (Zip Code)	36-5128842 (I.R.S. Employer Identification No.)

GCI Liberty, Inc. 2025 Omnibus Incentive Plan

GCI Liberty, Inc. 2025 Transitional Stock Adjustment Plan

(Full title of plan)

Renee L. Wilm

Chief Legal Officer & Chief Administrative Officer

GCI Liberty, Inc.

12300 Liberty Boulevard

Englewood, Colorado 80112

(720) 875-5900

(Name, Address and Telephone Number, Including Area Code,
of Agent for Service)

Copy to: C. Brophy Christensen O’Melveny & Myers LLP Two Embarcadero Center 28th Floor San Francisco, CA 94111 (415) 984-8700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information specified in Part I of this Form will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. GCI Liberty, Inc. (the “Registrant”) will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Registrant will furnish to the Commission or its staff a copy or copies of all the documents included in such file.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents previously filed with the Commission by the Registrant are incorporated herein by reference:

(a)	The Registrant’s Prospectus, dated July 1, 2025, filed pursuant to Rule 424(b) under the Securities Act in connection with its Registration Statement on Form S-1 (Commission File No. 333-286272) initially filed with the Commission on March 31, 2025, as amended, which includes unaudited financial statements for the three months ended and as of March 31, 2025 and audited financial statements for the years ended and as of December 31, 2023 and 2024.

(b)	The description of the Registrant’s Series C GCI Group common stock, par value $0.01 per share, contained in its Registration Statement on Form 8-A filed with the Commission on July 11, 2025 (Commission File No. 001-42742), and any other amendment or report filed for the purpose of updating such description.

(c)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on July 15, 2025 (other than as to Item 7.01) (Commission File No. 001-42742) and June 23, 2025 (Commission File No. 333-286272).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The Registrant’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws will provide that, to the fullest extent permitted by the laws of the State of Nevada, any officer or director of the Registrant, who was or is a party or is threatened to be made a party to, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, partner or manager or similar capacity) of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to nonprofit entities or employee benefit plans. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against indemnitee to the fullest extent permitted under Section 78.7502 and 78:751 of the Nevada Revised Statutes as in existence on the date hereof.

The indemnification provided shall be from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by indemnitee or on indemnitee’s behalf in connection with such action, suit or proceeding, however, pursuant to Nevada law, indemnification may only be provided if the indemnitee either (i) was protected from liability pursuant to Section 78.138 of the Nevada Revised statutes (which provides for exculpation from liability unless the presumption that the indemnitee acted consistent with his or her fiduciary duties has been rebutted and it is proven both that the indemnitee’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and that such breach involved intentional misconduct, fraud or a knowing violation of law), or (ii) acted in good faith and in a manner indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action, suit or proceeding that is not an action by or in the right of the Registrant, had no reasonable cause to believe indemnitee’s conduct was unlawful.

No indemnification shall be made in respect of any claim, issue or matter as to which indemnitee shall have been adjudged to be liable to the Registrant unless, and only to the extent that, the Nevada courts or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, indemnitee is fairly and reasonably entitled to indemnity for such expenses which the Nevada courts or such other court shall deem proper.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the indemnitee did not act in good faith and in a manner which indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe that indemnitee’s conduct was unlawful.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by any of the Registrant’s directors, officers or controlling persons in connection with the securities being registered, the Registrant will, unless in the opinion of the Registrant’s counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 7, which is incorporated herein by reference.

Item 9.	Undertakings

(a)         The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)             That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.1	GCI Liberty, Inc. 2025 Omnibus Incentive Plan. (Incorporated by reference to Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1 (Commission File No. 333-286272) initially filed with the Commission on March 31, 2025, as amended.)

4.2	GCI Liberty, Inc. 2025 Transitional Stock Adjustment Plan. (Incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1 (Commission File No. 333-286272) initially filed with the Commission on March 31, 2025, as amended.)

5	Opinion of Greenberg Traurig, LLP (opinion re legality).

23.1	Consent of KPMG LLP (consent of independent auditors).

23.2	Consent of Counsel (included in Exhibit 5).

24	Power of Attorney (included in this Registration Statement under “Signatures”).

107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on July 21, 2025.

GCI LIBERTY, INC.

By:	/s/ Renee L. Wilm
Name: Renee L. Wilm
Title: Chief Legal Officer and Chief Administrative Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Renee L. Wilm, Brittany A. Uthoff and Craig Troyer, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John C. Malone	Chairman of the Board and Director	July 21, 2025
John C. Malone

/s/ Ronald A. Duncan	President, Chief Executive Officer (Principal Executive Officer)	July 21, 2025
Ronald A. Duncan	and Director

/s/ Brian J. Wendling	Chief Accounting Officer and Principal Financial Officer	July 21, 2025
Brian J. Wendling	(Principal Financial Officer and Principal Accounting Officer)

/s/ Brian M. Deevy	Director	July 21, 2025
Brian M. Deevy

/s/ Richard R. Green	Director	July 21, 2025
Richard R. Green

/s/ Larry E. Romrell	Director	July 21, 2025
Larry E. Romrell